Exhibit 10.9

September 26, 2011
Paul Horstmeier
Dear Paul:
Healthcare Quality Catalyst, LLC (the “Company”) is pleased to offer you employment on the following terms:
1.    Position. Your initial title will be CEO, and you will initially report to Dan Burton. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.    Cash Compensation. The Company will pay you a starting salary at the rate of $250,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Chief Executive Officer and approved by the Board of Directors of HQC Holdings, Inc., the parent of the Company (the “Parent”). Your target bonus will be equal to 40% of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. The bonus for a fiscal year will be paid after the Company’s books for that year have been closed and will be paid only if you are employed by the Company at the time of payment. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.
3.    Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. The Company reserves the right to alter its benefits package and vacation policies at any time.
4.    Employee Invention and Confidentiality Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Invention and Confidentiality Agreement, a copy of which is attached hereto as Exhibit A.
5.    Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
6.    Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Parent or its Board of Directors related to tax liabilities arising from your compensation.
7.    Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Utah law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Salt Lake City, Utah in connection with any Dispute or any claim related to any Dispute.
8.    Arbitration. Any controversy or claim arising out of this letter agreement and any and all claims relating to your employment with the Company will be settled by final and binding arbitration. The arbitration will take place in Salt Lake City, Utah. The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any award or finding will be confidential. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. You and the Company will share the costs of arbitration equally. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. This Section 9 does not apply to claims for workers’ compensation benefits or unemployment insurance benefits. This Section 9 also does not apply to claims concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Employee Invention and Confidentiality Agreement between you and the Company).
* * * * *
We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Employee Invention and Confidentiality Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on September 26, 2011. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before September 26, 2011.
If you have any questions, please call me at (208) 891-2084.

Very truly yours,

/s/ Jeff Selander

Healthcare Quality Catalyst, LLC

By:	Jeff Selander

Title:	CFO
I have read and accept this employment offer:

/s/ Paul Horstmeier
Signature:	Paul Horstmeier

Dated:	9/26/2011
Attachment
Exhibit A: Employee Invention and Confidentiality Agreement

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